CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           AIR INDUSTRIES GROUP, INC.

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        (Pursuant to Section 242 of the Delaware General Corporation Law)

It is hereby certified that:

1.    The name of the corporation is Air Industries Group, Inc. (the
      "Corporation").

2. The certificate of incorporation of the Corporation is hereby amended by striking out Article FOURTH in its entirety and by substituting in lieu of said Article the following new Article FOURTH:

            "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 258,003,716 shares, consisting of 250,000,000 shares of common stock, $.001 par value per share (the "Common Stock"), and 8,003,716 shares of preferred stock, $.001 par value per share (the "Preferred Stock")."

3. That the Amendment herein certified has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

4. This Certificate of Amendment shall become effective upon the filing hereof in the Office of the Secretary of State of the State of Delaware.

      Executed on this 3rd day of April, 2008.


                                       Air Industries Group, Inc.


                                       By: /s/ Peter D. Rettaliata
                                           -------------------------------------
                                           Peter D. Rettaliata
                                           President and Chief Executive Officer